EXHIBIT 4.6

THIRD AMENDMENT
SIGMA-ALDRICH
401(k) RETIREMENT SAVINGS PLAN
(2007 Restatement)

Sigma-Aldrich Corporation ("Sponsor") established the Sigma-Aldrich 401(k) Retirement Savings Plan ("Plan") effective December 31, 1983.

The Plan has been amended from time to time, most recently in the form of an amendment and complete restatement effective as of January 1, 2007 ("2007 Restatement").

The Sponsor now desires to amend the Plan in order to comply with the HEART Act and other recent legislation, and to make certain other changes.

Now therefore, the Plan is hereby amended as follows, effective January 1, 2010 (unless otherwise provided herein):

1.    Section 1 is amended to add the following new Sections, to read as follows:

A-a.	“Administrative Committee” means the committee appointed in accordance with the provisions of Section 11 for the purpose of administering the Plan.

N-a	“Investment Committee” means the committee appointed and described in Section 11 for the purpose of managing the investments of the Plan.

2.    The first sentence of Section 1G is amended to read as follows:

“Compensation” means the monetary payments made to an Eligible Employee during the calendar year for services rendered while an Eligible Employee. Such amount shall include salary, commissions, wages, overtime pay, any accrued vacation, bonuses, and amounts contributed through a pre-tax salary reduction arrangement to a plan which meets the requirements of Section 125, 402(g)(3), or 132(f)(4) of the Code, but shall not include distributions (in cash or stock) from the Performance Shares Plan, amounts paid from or contributed to any other employee benefit plan or group insurance plan (including imputed income under Section 79 of the Code), amounts realized under any stock bonus plan or stock appreciation right, any reimbursed expenses, moving expenses, severance payments, fringe benefits, holiday gifts and other items not paid in money.

3.    Section 1S is amended to read as follows:

S.	"Plan Administrator" means the Administrative Committee.

4.	The Plan is amended to delete the terms “Administrative Committee” and “Retirement Savings Committee” each time they appear herein and to replace them with the term “Plan Administrator.”

5.    Sections 1W and 1W-a are amended to read as follows:

W.	"Rollover Account" means the account maintained for a Participant to record amounts transferred to the Trust Fund pursuant to Section 3F and adjustments relating thereto.

W-a.	“Strategy and Design Committee” means a non-fiduciary committee with general responsibility for Company benefit plan design and benefit strategy.

6.    Sections 3C, 3D, 3G3 (except the second occurrence thereof in Section 3G3(b)) and 3H are amended to delete the term “Company” therein and replace it with the term “Plan Administrator.”

7.    Section 4B is amended to delete the term “Company” each place it appears therein (except when it appears in the term “Company Stock”) and replace it with the term “Investment Committee.”

8.    The first sentence of Section 4C is amended to delete the term “Company” from the parenthetical phrase and replace it with the term “Investment Committee.

9.    Section 4 is amended to add a new Section E to read as follows:

E.	Notwithstanding the provisions of Section 4C, this Section 4E is effective for Plan Years beginning or after January 1, 2007.

1.
If any portion of a Participant’s Account is invested in Company Stock, then each Participant, Alternate Payee or Beneficiary of a deceased Participant with respect to such Account may elect to divest such Company Stock and to reinvest an equivalent amount in other investment options meeting the requirements of paragraph 2 below.

2.
The Plan shall offer at least three (3) investment options, other than Company Stock, in which the proceeds from investments in Company Stock may be invested. Each such investment option must be diversified and have materially different risk and return characteristics, subject to the following:

(a)	The time for divestment and reinvestment may be limited to periodic, reasonable opportunities occurring no less frequently than quarterly.

(b)
The Plan shall not impose restrictions or conditions with respect to the investment of Company Stock that are not imposed on the investment of other assets of the Plan. This subparagraph shall not apply to any restrictions or conditions allowed by Section 401(a)(35) of the Code and any guidance of general applicability promulgated thereunder, including (without limitation) restrictions or conditions imposed by securities laws.

3.
This Section 4E shall be interpreted and applied consistent with Section 401(a)(35) of the Code and any guidance of general applicability promulgated thereunder by the Secretary of the Treasury or the Internal Revenue Service.

10.    Section 9A is amended to read as follows:

A.	Trustee. The Investment Committee will select a Trustee or Trustees and/or insurance company or companies to administer the funds.

11.	Section 10 is amended to read as follows:

SECTION 10
AMENDMENT OR TERMINATION OF PLAN

The Company reserves the right at any time and from time to time through action of its Board of Directors, to amend, in whole or in part, any and all of the provisions of the Plan and to terminate the Plan. The Board of Directors shall have exclusive authority to terminate the Plan or to approve any Plan amendment that would increase the cost of administering the Plan or increase the rate or amount of the Company’s required contributions under a Plan by more than $5,000,000 per year. Notwithstanding the foregoing sentence, any officer of the Company shall have the right to amend the Plan at any time in order to protect the tax qualified status of the Plan. The Strategy and Design Committee shall have the authority to amend the Plan as it deems appropriate, including amendments designed to comply with changes in the law; provided that the Strategy and Design Committee shall have no authority to amend the Plan with respect to investment of Plan assets.

The right to amend the Plan is subject to the condition that no part of the assets of the Plan shall, by reason of any amendment or termination, be used for or diverted for purposes other than for the exclusive benefit of the Participants and Beneficiaries under the Plan. Upon termination of the Plan, the Participant’s Accounts will be distributed in the form of a lump sum. In the event the Plan Administrator, upon termination of the Plan, is unable to locate one or more Participants or Beneficiaries for purposes of distribution to any such Participant or Beneficiary of his or her Accounts, the Plan Administrator will use any reasonable means to locate such Participant or Beneficiary, including contacting appropriate governmental agencies. If the Participant or Beneficiary cannot be located after such search, the Participant’s or Beneficiary’s Accounts will be forfeited. If such Accounts are forfeited and the Participant or Beneficiary is subsequently located, the Company shall pay such Participant or Beneficiary the amount in the Accounts at the time of such forfeiture out of the Company’s assets.

12.    Section 11 is amended to read as follows:

SECTION 11
ADMINISTRATIVE COMMITTEE, INVESTMENT COMMITTEE
AND ADMINISTRATION OF THE PLAN

A.
Organization of Administrative Committee. The Strategy and Design Committee shall appoint an Administrative Committee of three or more members. The Administrative Committee shall be the Plan Administrator. Members of the Administrative Committee shall consist of officers, directors or other Employees. Members shall signify acceptance of this responsibility in writing. Any member may resign by delivering the written resignation to the Strategy and Design Committee and to the Administrative Committee. Vacancies in the Administrative Committee arising by resignation, death, removal or otherwise, shall be filled by an officer of the Strategy and Design Committee.

The Strategy and Design Committee shall select a Chairman of the Administrative Committee. The members of the Administrative Committee shall elect a Secretary of the Administrative Committee. The latter may be, but need not be, a member of the

Administrative Committee. All acts and determinations of the Administrative Committee shall be recorded by the Secretary or under his supervision, and all such records together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.

The Administrative Committee shall act by a majority of its members at the time in office, but such action may be taken by a vote at a meeting or in writing without a meeting. A member shall not vote on any question hereunder relating specifically to himself. Notwithstanding the foregoing, the Administrative Committee may designate one or more members of the Administrative Committee to act on its behalf. Any action taken pursuant to such designation shall be deemed to be an act of the Administrative Committee.

B.
Powers and Responsibilities of the Administrative Committee. The Administrative Committee shall be responsible for administering the Plan for the exclusive benefit of Participants and their Beneficiaries subject to the specific terms of the Plan. It shall have authority to make such rules and regulations and take such actions as may be necessary to carry out the provisions of the Plan and to decide any questions arising in the administration, interpretation and application of the Plan.

The Administrative Committee, as named Fiduciary, may allocate fiduciary responsibilities to named persons or parties, provided such allocation is evidenced by written document, to be retained with other Plan documents. It may appoint or employ such agents, attorneys, accountants and clerical or other assistants, and may incur such expenses, as it deems necessary for the administration of the Plan.

The Administrative Committee shall maintain all records necessary for the administration of the Plan. It shall prepare annually for submission to the Strategy and Design Committee a brief account of the operation of the Plan for the past year and any further information which may be required.

The Administrative Committee shall have the power and the discretion to construe and interpret the provisions of the Plan and all parts thereof and to administer the Plan for the best interest of Participants and their Beneficiaries. It may construe any ambiguity, or supply any omission or reconcile any inconsistencies in such manner and to such extent as it deems proper. The Administrative Committee shall have further authority and discretion to determine all questions with respect to the individual rights of Employees under the Plan, including, but not by way of limitation, all issues with respect to eligibility and benefits.

The Administrative Committee shall maintain claim procedures and shall decide all claims under the Plan consistent with the provisions of the Plan’s claims procedures.

The Administrative Committee shall advise the Trustee of such facts as may be pertinent to the Trustee's duties under the Plan, and it shall direct the Trustee concerning the allocation, payment and distribution of the Trust Fund. The Administrative Committee shall furnish each Participant or Beneficiary entitled to Plan benefits such information and reports as may be required by law, regulation or by this Plan. It shall make copies of the Plan description and the latest annual report, Trust Agreement, contract or other instrument under which the Plan was established or is operated available for examination by any Participant or Beneficiary entitled to Plan benefits.

The Administrative Committee shall be responsible for preparing and filing such annual disclosure reports and tax forms as may be required from time to time by the Secretary of Labor or the Secretary of Treasury.

Whenever it is determined by the Administrative Committee to be in the best interest of the Plan and its Participants or Beneficiaries, the Administrative Committee may request such variances, deferrals, extensions or exemptions or make such elections for the Plan as may be available under the law.

The Administrative Committee shall be responsible for procuring bonding for any persons dealing with the Plan or its assets as may be required by law and shall be subject to all the terms and restrictions on fiduciaries as determined by law.

The interpretation or construction placed upon any term or provision of the Plan by the Administrative Committee, and any action by the Administrative Committee or the Trustee taken pursuant thereto in good faith, shall be final and conclusive upon all parties hereto, the Company, the Trustee, the Participants and all other persons concerned provided that any discretionary acts to be taken under the terms and provisions of the Plan by the Company, the Board or the Administrative Committee shall be uniform in nature and applicable to all persons similarly situated and shall not discriminate in favor of Highly Compensated Employees.

C.
Changes in Authority of Administrative Committee. If a new Administrative Committee is appointed in accordance with Section 11A, neither the Trustee nor any other party which has previously had dealings with the Administrative Committee shall be chargeable with knowledge of such appointment or such change until furnished with notice thereof. Until such notice, either the Trustee or any other such party shall be fully protected in relying on any action taken or signature presented which would have been proper in accordance with that information previously received.

D.
Responsibility of the Company. The Company shall furnish the Administrative Committee with such clerical and other assistance as is necessary in the performance of its duties. It shall supply full and timely information to the Administrative Committee on all matters relating to the compensation of all participants, their employment, their retirement, death or termination of employment and such other pertinent facts. The Administrative Committee is entitled to rely on such information as is supplied by the Company and shall have no duty or responsibility to verify such information except in accordance with its duties and responsibilities as set forth in Section 11B.

E.
Organization of Investment Committee. The Treasurer of the Company shall serve as Chairman of the Investment Committee. The Chief Financial Officer of the Company (“CFO”) shall appoint four additional Investment Committee members. Members of the Investment Committee shall consist of officers, directors or other Employees. Members shall signify acceptance of this responsibility in writing. Any member may resign by delivering the written resignation to the Chairman and Secretary of the Investment Committee. Members of the Investment Committee may be removed at any time for any reason by action of the Chairman of the Investment Committee. Vacancies in the Investment Committee arising by resignation, death, removal or otherwise, shall be filled by the CFO.

The members of the Investment Committee shall select a Secretary. The Secretary may be, but need not be, a member of the Investment Committee. All acts and determinations of the Investment Committee shall be recorded by the Secretary or under his supervision, and all such records together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.

The Investment Committee shall act by a majority of its members at the time in office, but such action may be taken by a vote at a meeting or in writing without a meeting. A member shall not vote on any question hereunder relating specifically to himself. Notwithstanding the foregoing, the Investment Committee may designate one or more members of the Investment Committee to act on its behalf. Any action taken pursuant to such designation shall be deemed to be an act of the Investment Committee.

F.
Powers and Responsibilities of the Investment Committee. The Investment Committee shall be a named fiduciary and shall be responsible for the management and investment of Plan assets for the exclusive benefit of Participants and their Beneficiaries subject to the specific terms of the Plan. The Investment Committee shall appoint the Trustee under the Trust Agreement and may appoint one or more investment advisers empowered to direct the Trustee to carry out the funding policy of the Plan with respect to all or any portion of the Trust Fund; and the Investment Committee shall monitor the performance of the Trustee and of any investment advisers.

The Investment Committee shall:

1.
To the extent applicable, and consistent with Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended, take such other actions as the Investment Committee deems appropriate to manage or oversee the investment of Plan assets.

2.
In its discretion, delegate any of its fiduciary responsibilities under any Plan to other fiduciaries, including subcommittees or individual members of the Investment Committee. Any such delegation shall be in writing signed by the other fiduciary. The Investment Committee shall retain responsibility for oversight of the other fiduciary, and shall retain the right to revoke any such delegation.

3.
Assign any of its fiduciary or non-fiduciary responsibilities as it deems appropriate to designated employees or third-party vendors who are not fiduciaries. The Investment Committee shall retain direct responsibility for the tasks that are so assigned.

4.
Retain, monitor, replace and/or terminate Trustees, investment managers, investment advisors or other third parties providing related services or advice to the Plans, set their fees, and negotiate, execute and manage their contracts.

5.	Establish, execute, interpret, monitor and, as appropriate, amend an Investment Policy Statement (“IPS”) with respect to the Plan’s assets.

6.
Consistent with the Plan’s IPS, monitor the performance of the Plan asset investments and determine the investment options available for selection in the Plan over which the Participants and Beneficiaries have the opportunity to exercise control with respect to the assets allocated to their individual accounts.

7.
As applicable, direct the Trustee of any Plan in voting securities held by the Trustee or delegate the authority to direct the Trustee to vote such securities to an investment manager or other fiduciary.

8.	Arrange for and review the annual audit of the financial statements of the Plan.

9.
Review the fees and expenses charged with respect to assets of the Plan or to the trust established under the Plan, and establish appropriate policies for the reimbursement of any such fees and expenses to the Company or vendors to the Plan.

10.
Keep records of its fiduciary actions and decisions and review its fiduciary actions and decisions with the Audit Committee of the Board of Directors periodically, but no less frequently than annually.

G.
Changes in Authority of Investment Committee. If a new Investment Committee is appointed in accordance with Section 11F, neither the Trustee nor any other party which has previously had dealings with the Investment Committee shall be chargeable with knowledge of such appointment or such change until furnished with notice thereof. Until such notice, either the Trustee or any other such party shall be fully protected in relying on any action taken or signature presented which would have been proper in accordance with that information previously received.

H.
Indemnification. To the maximum extent permitted by law, no member of the Administrative Committee or the Investment Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of such Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), each member of the Administrative Committee, each member of the Investment Committee, and each other officer, employee, or director of the Company and each Employer to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Employer) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

I.	Trustee Responsibility. The Trustee shall hold and administer the Trust Fund, established for the purpose of funding Plan benefits, in accordance with the provision of the Trust Agreement.

The Trustee shall be delegated the responsibility of receiving all instructions as appropriate, from the Investment Committee and the Administrative Committee and shall maintain records of all deposits made by the Company and of all income to and disbursements from the Trust Fund. The Trustee shall have the right to question the validity of any such instruction that may be inconsistent with the Trustee records and may refuse to process any request for retirement benefits unless and until all required information is submitted by the Administrative Committee.

13.    Section 13 is amended to add a new Section K to read as follows:

K.
HEART Act Compliance. Notwithstanding any provision of the Plan to the contrary, if a Participant dies on or after January 1, 2007 while performing qualified military service (as defined in Section 414(u) of the Code), the Participant’s Beneficiary shall be entitled to any benefits (other than contributions relating to the period of qualified military service) and the rights and features associated with those benefits which would have been provided if the Participant had been reemployed by the Employer and died while an active Employee.

Effective January 1, 2009, differential wage payments as defined in Section 3401(h)(2) of the Code shall be treated as compensation to the extent required by Section 414(u) of the Code.

In Witness Whereof, the Sponsor has adopted the foregoing Third Amendment this 30th day of December, 2010.

SIGMA-ALDRICH CORPORATION

By: /s/ Douglas W. Rau

Name: Douglas W. Rau

Title: Vice President, Human Resources